ADDENDUM TO EMPLOYMENT AGREEMENT

Executive Stock Purchase Matching Program. HireQuest, Inc. formerly known as Command Center, Inc. (the “Company”) shall match 20% of the purchases of common stock of the Company that the Executive makes during the time period commencing on September 25, 2019 and ending upon the Executive’s termination from employment with the Company (“Stock Purchase Matching Period”). For purposes of this section, a purchase shall not include stock received by the Executive as compensation. This program shall be subject to the following terms and conditions:

(a)     The shares of common stock issued by the Company pursuant to this Section shall be Restricted Shares granted under the Equity Incentive Plan (the “Matching Restricted Stock”) and shall not vest until the second anniversary of the date on which the Executive purchased the common stock that triggered the matching obligation (a “Triggering Purchase”).

(b)     If such anniversary occurs during a Company blackout period under the Company’s Insider Trading Policy, the Matching Restricted Stock shall vest on the first day immediately following the end of the blackout period.

(c)     The Matching Restricted Stock shall only vest if the Executive is employed by the Company or a subsidiary on such vesting date and owns at least the same number of shares of Parent common stock that were matched at the time of the Triggering Purchase.

(d)     The number of shares of Matching Restricted Stock that the Company shall issue to the Executive pursuant to this Section shall not exceed $25,000 in value in the aggregate within any one-year period.

(e)     The Board may accommodate exceptions to these provisions in its discretion to account for special or unforeseen circumstances.

HIREQUEST, INC.		CORY SMITH

By:	/s/ John D. McAnnar	By:	/s/ Cory Smith
	John D. McAnnar		Cory Smith
Secretary

HQ LTS CORPORATION

By:	/s/ John D. McAnnar
John D. McAnnar
Secretary

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